NATION ENERGY INC.
Suite F - 1500 West 16th Avenue
Vancouver BC V6H 4B9 Canada

August 30, 2015

TO:	Paltar Petroleum Limited
1555 Blake Street, Suite 1002
Denver, Colorado  80202

Attention:                      Mr. Marc Bruner

Dear Sirs:

RE:           THIRD AMENDED AND RESTATED AGREEMENT regarding Paltar Petroleum Limited Australia Permits & Applications

This letter sets out the Third Amended and Restated Agreement (“Agreement”) reached between Nation Energy Inc., as farmee and optionee (“Nation”), and Paltar Petroleum Limited (“Paltar”), as farmor and optionor, regarding (i) the immediate grant of earning rights to Nation relating to a portion of the oil and gas exploration permits listed on Schedule A; (ii) the later grant of earning rights relating to additional portions of the oil and gas exploration permits listed on Schedule A or portions of new permits granted as a result of the pending applications listed on Schedule A (the “Applications”); (iii) the possible later sale to Nation, at Nation’s option, of Paltar’s entire interest in all such permits, the outstanding shares of Officer Petroleum Pty Ltd. (“Officer”), and, when issued, any additional exploration permits issued as a result of the Applications (collectively, the “Assets”); or (iv) a possible business combination transaction in which substantially all of the equity interests of Paltar would be exchanged for newly issued equity interests of Nation (an “Exchange Transaction”), all on the terms and conditions set forth herein (collectively, the “Transactions”).  Marc Bruner (“Bruner”) and John Hislop (“Hislop”), as major shareholders (indirectly or directly) of Paltar and Nation, respectively, agree to the terms hereof. This Agreement replaces in its entirety the Second Amended and Restated Agreement dated June 13, 2015.

All dollar amounts in this Agreement are expressed in Australian dollars, except those specially indicated in Paragraph 3 as being in US dollars.

First Farmout Group

1.
On the date hereof (the “Earn-In Closing Date”) and under seven separate Earning Agreements (the “Initial Earning Agreements” and together with the Additional Earning Agreements (as defined below), the “Earning Agreements”), Paltar will farm out three specific graticular blocks in each of the six petroleum exploration permits listed on Schedule A and will cause Officer to farm out forty blocks in Exploration Permit 468 (collectively, the “Nation Blocks”) to Nation Energy (Australia) Pty Ltd, an Australian limited company and wholly owned subsidiary of Nation (“Nation Australia”), in exchange for the consideration specified in each Initial Earning Agreement.  Under each Earning Agreement, applications for Production Licenses (as defined therein) may only be made where there has been a Discovery (as defined in such Earning Agreement), so there is no assurance that Production Licenses will be granted covering any of the Nation Blocks.  There has been no discovery of petroleum on any of the exploration permits listed on Schedule A and the exploration permits currently produce no revenues.  The Earning Agreements and the rights of Nation thereunder shall be evidenced by approval and registration under the relevant petroleum legislation of the Northern Territory and Western Australia, respectively, at Nation’s option following December 31, 2015.

Second Farmout Group

2.
On December 17, 2015, or such other date as the parties may mutually agree, Paltar and Nation will enter into additional earning agreements (the “Additional Earning Agreements”) farming out to Nation Australia on terms substantially similar to the Earning Agreements six additional graticular blocks in Exploration Permit 136, three additional blocks in Exploration Permit 143, and 18 blocks in exploration permits (whether now existing or hereafter issued under the Applications) covering lands in the Victoria Basin, with the specific blocks covered by such agreements to be selected by Nation in its sole discretion (or, if Nation fails to select blocks by 5:00 PM MST on December 16, 2015, then by Paltar), in exchange for the consideration specified therein.  The Additional Earning Agreements and the rights of Nation thereunder shall be evidenced by approval and registration under the relevant petroleum legislation of the Northern Territory at Nation’s option following December 31, 2015.

Share Issuance

3.
Nation agrees to issue an aggregate of 600,000,000 Nation common shares (the “Earning Agreement Shares”) to Paltar, with an agreed value of US$0.03 and one-third cent per share, by December 17, 2015; provided, that in the event that an Exchange Transaction is consummated on or prior to December 16, 2015, Nation shall not be required to issue the Earning Agreement Shares to Paltar and this Agreement shall automatically be deemed to have been amended by the parties without any action of any person such that the text of this Paragraph 3 is deleted in its entirety and replaced with the words “[Reserved]”.

Option

4.
On the Earn-In Closing Date, Paltar and Nation will execute an Option Agreement (the “Nation Purchase Option”), which will provide for an option of Nation, exercisable in its sole discretion (or its permitted designee as set forth therein) at any time before August 30, 2016 (but only if prior to such time Nation Australia (i) has executed the Additional Earning Agreements and (ii) performed its material obligations under all earning agreements to be performed through the date of exercise) to purchase (A) all of the Assets (including the right to exploration permits when the Applications for such permits are granted) and (B) all of the outstanding securities of Officer for an aggregate cash purchase price of $10,000,000.  The existence of the Nation Purchase Option and the rights of Nation thereunder may be evidenced by a filing on the personal property securities register kept under the Personal Property Securities Act (Cth) upon mutual agreement of the parties thereto.  In the event that an Exchange Transaction is consummated on or prior to December 16, 2015, the Option Agreement shall automatically terminate by its terms.

Exchange Transaction

5.
Promptly following the Earn-In Closing Date, Nation and Paltar will endeavor to negotiate the terms of an Exchange Transaction.  Unless and until Nation and Paltar execute definitive documentation applicable thereto (the “Exchange Documentation”), neither Party is or will be under any obligation to enter into an Exchange Transaction.

Document Preparation and Closing

6.	The parties agree to instruct their attorneys to co-operate and complete comprehensive documents required to complete the Transactions (the “Closing Documents”), including the Exchange Documentation.

7.	The Earning Agreements and the Option Agreement will be executed and delivered on the Earn-In Closing Date.

8.
Nation will be required within four days after the Earn-In Closing Date to file a comprehensive material change report on Form 8-K, and Paltar promises to provide on a timely basis such information as Nation or its attorneys or auditors consider necessary to prepare the 8-K.

9.
If the Nation Purchase Option is exercised or an Exchange Transaction is consummated, Nation will be required within four business days after transfer of the Officer Shares to Nation Australia or completion of the Exchange Transaction to file a comprehensive material change report on Form 8-K and Paltar promises to provide, and to cause Officer to provide, on a timely basis, such information as Nation or its attorneys or auditors consider necessary to prepare the 8-K.  On or before delivery of the Officer Shares to Nation Australia, Paltar will provide audited financial statements regarding Officer and Paltar for the three most recent fiscal years prepared in accordance with US GAAP and accompanied by an audit report thereon from a PCAOB and SEC approved auditor which report complies with the rules and requirements of the Securities and Exchange Commission, and such additional fiscal period financial statements as may be required under SEC regulations.

10.
Paltar acknowledges that, until registered in accordance with Paragraph 18(b), all of the Earning Agreement Shares, if issued, will be restricted as to sale by US securities laws and rules and will carry a restrictive legend indicating such restrictions.  Paltar also acknowledges that following the issuance of the Earning Agreement Shares, if any, Paltar will become an “affiliate” of Nation and will be required to file insider reports and otherwise comply with applicable SEC rules.  In addition, Paltar acknowledges that Nation is a reporting issuer in Canada under Multilateral Instrument 51-105, Issuers Quoted in the U.S. Over-the-Counter Markets, and will remain so for a year after Closing, and Canadian securities filings will be required during that time.  Paltar shall not sell any of the Earning Agreement Shares in Canada or to a resident of Canada for so long as Nation continues to be a reporting issuer in Canada under Multilateral Instrument 51-105.

11.
All of the Earning Agreement Shares or, in the event that an Exchange Transaction is consummated, all shares of the common stock of Nation issued to the Paltar shareholders pursuant to the terms of the Exchange Documentation (the “Exchange Shares”), shall be held in an escrow account subject to the terms of an escrow agreement.  The escrow agreement shall provide, among other things, that (A) in the event an Exchange Transaction is consummated on or prior to December 16, 2015, the Exchange Shares issued in connection therewith shall be held in the escrow account for a period of at least 3 years, or (B) alternatively, in the event that an Exchange Transaction is not consummated on or prior to December 16, 2015 and the Earning Agreement Shares are issued on December 17, 2015, all of the Earning Agreement Shares shall be held in the escrow account for a period of at least (1) with respect to a percentage of Earning Agreement Shares then beneficially held by Bruner, 5 years, and (2) with respect to a percentage of Earning Agreement Shares beneficially held by persons other than Bruner, 3 years, in each case subject to earlier release by the escrow agent.  The escrow agreement shall provide that the escrow agent will be a newly formed Delaware limited liability company that shall be managed by a board of managers.  The board of managers shall be composed of the following 4 members, each of whom shall have equal voting rights under the terms of the escrow agent’s governing document:

(a)
2 managers appointed by Bruner and David Siegel, an individual resident of Denver, Colorado (“Siegel”); so long as each of them continues to hold directly or indirectly at least 1/2% of the issued and outstanding shares of Nation’s common stock, or, if one or both of them does not hold at least 1/2% of the issued and outstanding shares of Nation’s common stock, 1 or 2 managers, as the case may be, appointed by the Nation Board (as defined below) that does not hold any equity securities of Paltar;

(b)
1 manager appointed by Hislop, so long as he continues to hold directly or indirectly at least 1% of the issued and outstanding shares of Nation’s common stock, or, if Hislop does not hold at least 1% of the issued and outstanding shares of Nation’s common stock, 1 manager appointed by the Nation Board that does not hold any equity securities of Paltar; and

(c)	the Independent Director (as defined below).

In the event of deadlock among the members of the board of managers of the escrow agent, the chairman of the board of managers shall possess an additional tie-breaking vote. The governing document of the escrow agent shall provide that the chairman of the board of managers of the escrow agent be Bruner or, if Bruner ceases to serve on the board of managers, then a person elected by the board of managers after the vacancy created by Bruner’s departure has been filled.

12.
At the time of issuance of (A) the Earning Agreement Shares, Paltar and Hislop or (B) the Exchange Shares, Hislop, Bruner, Siegel, Darrel Causbrook and their affiliates, whichever of (A) and (B) occurs earlier, shall enter into a shareholder agreement (the “Shareholder Agreement”) which shall include a covenant that Paltar and Hislop will each vote their Nation common shares to increase the number of Nation directors to 5 and, for 5 years thereafter, to elect Hislop (or his nominee), Darrel Causbrook, Siegel, and Bruner (or such other nominees as Paltar may nominate from time-to-time), so long as each of them directly or beneficially holds at least 1% of the issued and outstanding shares of Nation’s common stock, and one independent person as members of the Board of Directors (the “Nation Board”), although there may be as many other directors of Nation as its shareholders may determine.  Prior to any issuance of the Earning Agreement Shares or the consummation of an Exchange Transaction (but not thereafter), Hislop agrees to vote his shares of Nation common stock to elect Hislop, Darrel Causbrook, Siegel, Bruner and one independent person that is also not an equity holder of Paltar (the “Independent Director”) as members of the Nation Board.

13.
Provided that Paltar (or a successor operator approved by Nation that has executed a joinder to this Agreement for the purposes of this Paragraph 13) is then the operator under the applicable Earning Agreement, Paltar shall have the right of first offer to provide goods, services and work supplied or performed (i) on the Nation Blocks specified in such Earning Agreements, including permits issued as a result of the Applications, and (ii) in respect of all hydrocarbons produced therefrom (collectively, the “Proposed Work”) as follows: (A) the operator under the Earning Agreements relating to the concerned permit, in its capacity as the operator, shall first offer to Paltar, in its capacity as a third-party service provider, the contractual right to provide the Proposed Work; if Paltar indicates (1) that it or one of its affiliates, whether acting alone or in a joint venture or in some other contractual arrangement with others (in any of these events, a “Paltar entity”), is capable of providing the Proposed Work in a good and workmanlike manner and (2) that such Paltar entity wishes to enter into a contract with such operator to provide the Proposed Work, then such operator shall, before seeking any other proposals or bids concerning the Proposed Work, first negotiate in good faith with the Paltar entity in a good faith effort to reach a final contract concerning the provision of the Proposed Work; (B) such operator shall award the contract for the Proposed Work to the Paltar entity if the price and terms proposed by the Paltar entity and otherwise negotiated between such operator and the Paltar entity are competitive with and comparable to those customarily available in the open market from an arm’s length third party; and (C) Paltar shall have the first right to purchase petroleum produced from lands covered by the applicable permits at a price and upon terms competitive with and comparable to those customarily available in the open market from an arm’s length third party.  If, despite good faith efforts to do so, an agreement contemplated by the foregoing sentence cannot be reached within 30 days after the contractual rights were initially offered to Paltar, the operator shall be free to contract therefor with arms-length third parties on terms no less favorable than those offered by Paltar.  In the event an Exchange Transaction is consummated on or before December 16, 2015, the foregoing rights of Paltar shall expand to all permits set forth on Schedule A (including retention and production licenses issued in respect thereof), including permits issued after the date hereof in respect of the Applications.

14.
The parties hereto agree to work in good faith with one another to minimize the aggregate tax liability to the parties incurred in connection with the consummation of the transactions contemplated by this Agreement.

Representations of Nation

15.	Nation represents and warrants to Paltar that:

(a)	the authorized capital of Nation consists of 5,000,000,000 common shares with no par value per share, of which there are presently 150,020,000 common shares issued and outstanding;

(b)
other than as contemplated under this Agreement, there are no other rights, warrants or options outstanding pursuant to which any shares of Nation may be issued and there are no other securities issued and outstanding or issuable which are or may be convertible or converted into shares of Nation;

(c)	Nation is duly incorporated under the laws of Wyoming; and

(d)
all of Nation’s continuous disclosure filings with the Securities Exchange Commission of the United States are up to date and were, at the date they were filed, complete and accurate and, other than as contemplated herein, there are not and shall not, at the Earn-In Closing Date, be any material adverse changes in Nation’s business and affairs from that which was disclosed in Nation’s most recently-filed continuous disclosure documents.

Representations of Paltar

16.	Each of Paltar and Bruner represents and warrants to Nation that:

(a)
subject to required governmental and other approvals as required by law, which Paltar will use its best efforts to obtain, Paltar has the full power and authority to transfer or cause to be transferred the Assets to Nation or Nation Australia free and clear of any charges, encumbrances, liens or claims, other than royalties and overriding royalties in existence at the date of this Agreement, including without limitation the overriding royalties referred to in Paragraph 1.1 of the Joint Venture Operating Agreement between Paltar and Sweetpea Petroleum Pty Limited;

(b)	other than as contemplated under this Agreement, there are no other rights or options outstanding pursuant to which any third party has any right or interest in the Assets;

(c)	Paltar is duly incorporated and in good standing under the laws of Australia; and

(d)	other than liens arising under the Joint Venture Operating Agreement between Paltar and Sweetpea Petroleum Pty Limited, Paltar’s interest in the Assets is free and clear of all encumbrances.

Covenants

17.	Nation covenants to Paltar that, except as contemplated hereby.

(a)
Nation shall conduct its business in the ordinary and normal course and shall not, without the prior written consent of Paltar, enter into any transaction which would cause any of its representations or warranties or agreements in this Agreement to be incorrect or to constitute a breach of any covenant or agreement of Nation herein;

(b)	Nation shall not issue or redeem any shares in its capital nor issue any securities convertible or exchangeable into shares other than as disclosed in this Agreement.

18.	Paltar covenants to Nation that, except as contemplated hereby:

(a)
Paltar shall conduct its business in the ordinary and normal course and shall not enter into any transaction which would cause any of Paltar’ representations or warranties in this Agreement to be incorrect or constitute a breach of any covenant or agreement of Paltar in this Agreement;

(b)
If an Exchange Transaction is not consummated on or prior to December 16, 2015, within 60 days after the issuance of the Earning Agreement Shares on December 17, 2015, Nation shall file a registration statement with the SEC seeking registration under the Securities Act of 1933 of as many of the approximately 750 million shares of common stock of Nation (on a pro rata basis) anticipated then to be beneficially owned by Hislop and Paltar as may be permitted by the SEC.  If an Exchange Transaction is consummated on or prior to December 16, 2015, within 60 days after the issuance of the Exchange Shares, Nation shall file a registration statement with the SEC seeking registration under the Securities Act of 1933 of as many of the approximately 145 million shares of common stock of Nation anticipated then to be beneficially owned by Hislop as may be permitted by the SEC.  As soon as practicable after the Earn-In Closing Date the parties may, at the request of Hislop or Paltar, as applicable, negotiate and sign a Registration Rights agreement with Hislop or Paltar, or both, as applicable, which sets out these rights and provides for penalties if registration does not occur as contemplated;

(c)
Paltar shall not take any action which would result in any material adverse change to Paltar or to sell, transfer, encumber or dispose of any of the Assets or related entitlements, except as permitted in writing by Nation;

(d)
Paltar shall deliver to Nation, within 60 days following the Earn-In Closing Date, consolidated financial statements for Paltar’s three most recently completed fiscal years audited by a PCAOB approved auditor in US GAAP, together with such additional fiscal period financial statements as may be required under SEC regulations; and

(e)
Paltar will not, without the prior written consent of Nation, which may be granted or withheld by Nation in its sole and absolute discretion, transfer any of the Assets to any other party except in accordance with the terms of this Agreement.

Binding Agreement

19.	Upon acceptance of the terms of this Agreement by all of the parties hereto, this Agreement shall be deemed to constitute and shall be a legally valid and binding agreement.

Confidentiality

20.
Paltar acknowledges that Nation is a public company and has an obligation to disclose all material information about its affairs.  Paltar agrees that it will not trade in the securities of Nation while in possession of, and will ensure that its management does not so trade, nor will Paltar inform others of (except on a need to know basis and subject to a non-disclosure agreement), any non-disclosed material information about Nation.

General

21.
The parties acknowledge that any provision of this Agreement that would effect an acquisition of an interest in Australian urban land [within the meaning of the Foreign Acquisitions and Takeovers Act 1975 (Cth) (“FATA”)] is subject to and conditional upon the person making the acquisition not having received any order or notice under FATA prohibiting the person from making the acquisition or making the acquisition subject to conditions which are unacceptable to the person.  The parties further acknowledge that the Nation Purchase Option may constitute the acquisition of an interest in Australian urban land and, accordingly, Nation Australia and/or Hislop shall, on or as soon as practicable after the date of this Agreement make and pursue all necessary applications and notifications under FATA as required.  The “FATA Approval Date” referred to in Paragraph 1 of this Agreement shall be the earliest to occur of the following: (i) The date upon which Nation Australia receives notice that the grant of the Nation Purchase Option is not prohibited under FATA (provided that any conditions placed on the notice (if any) are acceptable to Nation Australia); (ii) the date upon which a notice prohibiting the acquisition can no longer be delivered to Nation Australia and / or Hislop under the FATA; and (iii) the date upon which Nation Australia and / or Hislop (as applicable) waive this condition in accordance with Paragraph 22.

22.
The obligation to pursue applications and notifications under FATA, and the receipt of any approvals thereunder, may be waived by Nation Australia or Hislop (as applicable) in its or his sole and absolute discretion.

23.	Each party will pay its own legal costs, whether or not the transactions contemplated hereby are completed.

24.	This Agreement shall be governed and interpreted under the laws of the State of Wyoming.

25.
This Agreement may be executed in counterparts with the same effect as if each of the parties hereto had signed the same document and all counterparts will be construed together and constitute one and the same instrument.

26.	This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

27.
This Agreement represents the entire agreement between the parties regarding the transactions contemplated herein and supersedes all other prior agreements, understandings, negotiations and discussions.

28.
No modification or amendment of any provisions of this Agreement shall be valid unless it is in writing and signed by the parties hereto and the Nation Board has expressly voted in favor of such amendment (in writing or at a properly convened meeting of the Nation Board in which any holders of equity interests of Paltar have abstained from such vote).

[remainder of page intentionally blank]

If the foregoing correctly sets out our agreement, please execute this letter in the space provided.

NATION ENERGY INC.                                                                                     PALTAR PETROLEUM LIMITED

Per:           /s/ John R. Hislop                                                                 Per:           /s/ Marc Bruner
                John R. Hislop                                                                                             Marc A. Bruner

AGREED TO AND ACCEPTED,

/s/ Zachary Bruner	)
Witness Signature	)
)
Zachary Bruner	)	/s/ Marc Bruner
Name	)	MARC A. BRUNER
)
___________________________	)
Address	)

AGREED TO AND ACCEPTED THIS 30th DAY OF AUGUST, 2015.

/s/ Carolyn Laurin	)
Witness Signature	)
)
Carolyn Laurin	)	/s/ John Hislop
Name	)	JOHN HISLOP
)
___________________________	)
Address	)

SCHEDULE A

EXPLORATION PERMITS:

100% interest in the following permits:

Permits	Holder	Permit Date
EP 231	Paltar	05/09/2012
EP 232	Paltar	03/10/2013
EP 234	Paltar	05/09/2012
EP 237	Paltar	05/09/2012

and

50% interest in Northern Territory Exploration Permits 136 and 143, which are subject to the Joint Venture Operating Agreement between Paltar and Sweetpea Petroleum Pty Limited, dated September 16, 2011.

APPLICATIONS FOR EXPLORATION PERMITS

As to which Paltar will promise to deliver transfer instruments to Nation when and if exploration permits are issued to Paltar:

Applications	Applicant	Application Date
EP(A) 197	Sweetpea	09/03/20101
EP(A) 230	Paltar	19/08/2011
EP(A) 233	Paltar	19/08/2011
EP(A) 235	Paltar	19/08/2011
EP(A) 236	Paltar	19/08/2011
EP(A) 238	Paltar	19/08/2011
EP(A) 239	Paltar	19/08/2011
EP(A) 240	Paltar	19/08/2011
EP(A) 241	Paltar	19/08/2011
EP(A) 242	Paltar	19/08/2011
EP(A) 243	Paltar	19/08/2011
EP(A) 244	Paltar	19/08/2011
EP(A) 245	Paltar	19/08/2011
EP(A) 246	Paltar	19/08/2011
EP(A) 247	Paltar	19/08/2011
EP(A) 248	Paltar	19/08/2011
EP(A) 249	Paltar	19/08/2011
EP(A) 250	Paltar	23/08/2011
EP(A) 251	Paltar	23/08/2011
NTC/P 12	Paltar	23/08/2011
NTC/P 13	Paltar	23/08/2011
EP(A) 266	Paltar	18/10/2011
EP(A) 267	Paltar	18/10/2011
EP(A) 268	Paltar	18/10/2011
EP(A) 269	Paltar	18/10/2011
EP(A) 270	Paltar	18/10/2011
EP(A) 271	Paltar	18/10/2011
EP(A) 272	Paltar	18/10/2011
EP(A) 273	Paltar	18/10/2011
EP(A) 306	Paltar	22/08/2011

1 Partial interest in any exploration permit granted as a result of the Application, as provided in the Joint Venture Operating Agreement with Sweetpea Petroleum Pty Limited dated 16 September 2011, but only if such permit is granted on or before 31 December 2016.